Exhibit 99.1

Hutchinson Technology Announces Results of Outstanding 8.50% Notes Tender Offer

Hutchinson, Minn., April 12, 2012 – Hutchinson Technology Incorporated (NASDAQ: HTCH) (the “Company”) today announced the final results of its previously announced offer to purchase for cash (the “Outstanding 8.50% Notes Tender Offer”) up to $26,666,000 aggregate principal amount of its outstanding 8.50% Convertible Senior Notes due 2026 (the “Outstanding 8.50% Notes”).  The Outstanding 8.50% Notes Tender Offer expired at 9:00 a.m., New York City time, on April 12, 2012.

The Company has been advised by D.F. King & Co., Inc., the exchange and information agent for the Outstanding 8.50% Notes Tender Offer, that, as of the expiration of the Outstanding 8.50% Notes Tender Offer, $51,684,000 aggregate principal amount of Outstanding 8.50% Notes had been tendered for purchase (and not properly withdrawn), representing approximately 60.7% of the principal amount of the Outstanding 8.50% Notes.  Because the aggregate principal amount of Outstanding 8.50% Notes tendered for purchase (and not properly withdrawn) exceeded the limit of $26,666,000, the Outstanding 8.50% Notes accepted for purchase will be prorated as provided in the Prospectus and Offer to Purchase dated March 27, 2012, as supplemented by the Supplement to the Offer to Purchase dated March 28, 2012 (collectively, the “Offer to Purchase”), such that approximately 51.6% of the Outstanding 8.50% Notes tendered for purchase in (and not properly withdrawn from) the Outstanding 8.50% Notes Tender Offer will be accepted.

In accordance with the terms of the Outstanding 8.50% Notes Tender Offer, the Company will make cash payments totaling $19,999,500, plus accrued and unpaid interest, for the purchase of $26,666,000 aggregate principal amount of the Outstanding 8.50% Notes tendered and accepted for purchase.  The cash payments will be delivered promptly by the Company.

A total of $58,504,000 principal amount of Outstanding 8.50% Notes will remain outstanding upon consummation of the Outstanding 8.50% Notes Tender Offer.

Houlihan Lokey acted as the dealer manager in connection with the Outstanding 8.50% Notes Tender Offer.  Additional information regarding the Outstanding 8.50% Notes Tender Offer may be obtained from the dealer manager or the exchange and information agent at each of their addresses set forth below:

Houlihan Lokey	D.F. King & Co.
245 Park Avenue	48 Wall Street, 22nd Floor
New York, NY 10167	New York, NY 10005
Call collect: (212) 497-7864	Banks and brokers call: (212) 269-5550
Attn: Liability Management	All others call toll free: (800) 758-5880

This news release does not constitute an offer to purchase or the solicitation of an offer to sell the Outstanding 8.50% Notes.  The Outstanding 8.50% Notes Tender Offer was made only pursuant to the Offer to Purchase and related letter of transmittal.

About Hutchinson Technology Incorporated

Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems.  Hutchinson Technology's Disk Drive Components Division is a key worldwide supplier of suspension assemblies for disk drives.  Hutchinson Technology's BioMeasurement Division is focused on bringing new technologies and products to the market that provide information clinicians can use to improve the quality of health care and reduce costs.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements.  The Company does not undertake to update its forward-looking statements.  These statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated in these forward-looking statements.  The reader is cautioned not to rely on these forward-looking statements.  Risks, uncertainties and other factors that could impact the offers include, but are not limited to, those described in detail in the Offer to Purchase under the heading “Risk Factors.”  This list of factors is not exhaustive, however, and these or other factors, many of which are outside of the Company's control, could have a material adverse effect on the Company and its results of operations.  Therefore, you should consider these risk factors with caution and form your own critical and independent conclusions about the likely effect of these risk factors on actual results.  All forward-looking statements attributable to the Company or persons acting on the Company's behalf are expressly qualified in their entirety by the cautionary statements set forth herein.